UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2023

FAT Brands Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38250	82-1302696
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9720 Wilshire Blvd., Suite 500 Beverly Hills, CA	90212
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 319-1850

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	FAT	The Nasdaq Stock Market LLC
Class B Common Stock	FATBB	The Nasdaq Stock Market LLC
Series B Cumulative Preferred Stock	FATBP	The Nasdaq Stock Market LLC
Warrants to purchase Class A Common Stock	FATBW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2023, the holder of a majority of the voting power of the outstanding voting stock of FAT Brands Inc. (the “Company”) took action to remove the following directors of the Company pursuant to Section 141(k) of the Delaware General Corporation Law and Section 5.04 of the Company’s Certificate of Incorporation: Kenneth Anderson, Lynne Collier, Amy Forrestal, James Neuhauser and Edward Rensi.

Following such action, the sole remaining director of the Company took action to increase the size of the Board of Directors (the “Board”) and appointed the following individuals to fill vacancies on the Board: Donald Berchtold, Tyler Child, Kenneth Kepp, Carmen Vidal, Mason Wiederhorn, Taylor Wiederhorn and Thayer Wiederhorn. In addition, on March 29, 2023, Lynne Collier was re-appointed as a director on the Board, and on April 1, 2023, Mark Elenowitz was appointed as a director on the Board. Edward Rensi was also re-appointed but subsequently decided not to re-join the Board.

In connection with these actions, the size of the Board was increased to ten persons, and is currently comprised of Donald Berchtold, Tyler Child, Lynne Collier, Mark Elenowitz, Kenneth Kepp, Carmen Vidal, Andrew Wiederhorn (Chairman), Mason Wiederhorn, Taylor Wiederhorn and Thayer Wiederhorn. The members of the Audit Committee were re-appointed and consist of Lynne Collier, Mark Elenowitz and Kenneth Kepp, each of whom was determined to be independent under the applicable director independence standards of the Securities and Exchange Commission and The Nasdaq Stock Market.

In connection with these changes, the Company has elected “controlled company” status for purposes of the corporate governance rules of The Nasdaq Stock Market, which provide an exemption from the requirement to maintain a Board comprised of majority independent directors, and the Compensation Committee and Nominating and Corporate Governance Committee of the Board were dissolved.

The newly constituted Board also approved an amendment to the standard cash compensation for non-employee directors, changing such amount to $120,000 per year, from $80,000 per year plus $40,000 per year for service on Board committees. The non-employee directors will also continue to receive annual equity awards of stock options to acquire 30,636 shares of Class A common stock of the Company, with an exercise price set at fair market value at the time of grant and vesting over three years.

The following items are reportable under Item 404(a) of Regulation S-K with respect to the newly appointed directors:

●	Donald Berchtold – Mr. Berchtold serves as Chief Concept Officer of the Company. Since the beginning of fiscal 2022, Mr. Berchtold received aggregate cash compensation from the Company of approximately $349,067 in base and $125,000 in bonus compensation, and participated in the general welfare and benefit plans of the Company. Mr. Berchtold is the father of Tyler Child and the grandfather of Mason Wiederhorn, Taylor Wiederhorn and Thayer Wiederhorn.

●	Carmen Vidal – Ms. Vidal serves as the Company’s International Legal Counsel and Director of International Franchise Development (Europe/Middle East/North Africa). Since the beginning of fiscal 2022, Ms. Vidal received aggregate cash compensation from the Company of approximately $167,000 in base and $100,000 in bonus compensation, participated in the general welfare and benefit plans of the Company and vested in stock options to purchase 8,333 shares of the Company’s Class A common stock granted in prior years.

●	Mason Wiederhorn – Mason Wiederhorn serves as Chief Brand Officer of the Company and is a member of the Board of Managers of the majority stockholder of the Company. Since the beginning of fiscal 2022, Mr. Wiederhorn received aggregate cash compensation from the Company of approximately $523,076 in base and $1,220,000 in bonus compensation, participated in the general welfare and benefit plans of the Company and vested in stock options to purchase 25,000 shares of the Company’s Class A common stock granted in prior years. Mason Wiederhorn is the son of Andrew Wiederhorn, the brother of Taylor Wiederhorn and Thayer Wiederhorn and the grandson of Donald Berchtold.

●	Taylor Wiederhorn – Taylor Wiederhorn serves as Chief Development Officer of the Company and is a member of the Board of Managers of the majority stockholder of the Company. His compensation during fiscal 2022 was reported in the Company’s Annual Report on Form 10-K filed on February 24, 2023. Taylor Wiederhorn is the son of Andrew Wiederhorn, the brother of Mason Wiederhorn and Thayer Wiederhorn and the grandson of Donald Berchtold.

●	Thayer Wiederhorn – serves as Chief Operating Officer of the Company and is a member of the Board of Managers of the majority stockholder of the Company. His compensation during fiscal 2022 was reported in the Company’s Annual Report on Form 10-K filed on February 24, 2023. Thayer Wiederhorn is the son of Andrew Wiederhorn, the brother of Mason Wiederhorn and Taylor Wiederhorn and the grandson of Donald Berchtold.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 3, 2023

FAT Brands Inc.

By:	/s/ Kenneth J. Kuick
Kenneth J. Kuick
Chief Financial Officer